Exhibit 21.1

                         Subsidiaries of the Registrant

Name of Subsidiary                        State or Jurisdiction of Incorporation

3013439 Nova Scotia Company               Province of Nova Scotia

504087 N.B. Inc.                          Province of New Brunswick

Comvestrix Corp.                          Delaware

Computer Output Systems, Inc.             Connecticut

Direct Mail Services, Inc.                New Jersey

Electronic Imaging Services, Inc.         Delaware

First Class Presort, Inc.                 New Jersey

Image Printing Systems, Inc.              Wisconsin

Lirpaco, Inc.                             Canadian (federal)

Moreau Promotional Services, Inc.         Province of Ontario

Mystic Graphic Systems, Inc.              Massachusetts

Quality Control Printing, Inc.            New Jersey

Vestcom Investments, Inc.                 New Jersey

Vestcom Rhode Island Corp.                Rhode Island

Vestcom St. Louis, Inc.                   Delaware